Exhibit 5.3

LAW OFFICE OF

ANDREW M. REED

Andrew M. Reed*	Address:	1828 S. Florida Avenue
Kathleen L. Manic		Lakeland, FL 33803
*Licensed to Practice in Illinois and Florida	Office Phone:	863.687.1771
	Facsimile:	863.687.1775
	Email:	andy@polklawyer.com

March 8, 2010

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Subordinated Note Guarantee by Gulfstream Home & Garden, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gulfstream Home & Garden, Inc., a Florida corporation (the “Company”) in connection with the Registration Statement on Form S-3, File No. 333-161663, filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2009 (the “Registration Statement”), and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated February 25. 2010, filed with the Commission under its Rule 424(b) (together, the “Prospectus”) filed by Central Garden & Pet Company (“Central”), as issuer and certain guarantors, including the Company, relating to: (i) the issuance by Central of $400,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Notes.

The Notes will be issued under and pursuant to the base indenture, dated March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, also dated March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors and Wells Fargo Bank, National Association, as trustee (together, with the Base Indenture, the “Indenture”).

As counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a) the Indenture;

(b) the First Supplemental Indenture;

(c) the Guarantee of the Company; and

(d) the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the Supplemental Indenture and the Guarantee issued pursuant to the Indenture.

Central Garden & Pet Company
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
March 8, 2010
Page 2

The documents listed in items (a)-(d) above are herein sometimes collectively referred to as the “Documents.”

We have examined such records of the Company, such certificates of officers of the Company, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of the Company, copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a) the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b) the legal capacity of all natural persons;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e) the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of the Company.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of State of Florida, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Florida.

Central Garden & Pet Company
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
March 8, 2010
Page 3

2. The execution and delivery by the Company of the First Supplemental Indenture and the performance of its respective obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the First Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the laws of the State of Florida) by the Company.

3. The Guarantee has been duly authorized, executed and issued by the Company.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Securities and Exchange Commission.

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Andrew M. Reed

Law Office of Andrew M. Reed